Exhibit 99.1

Investor Contact:	Media Contact:
Raj Mehan	Laura Muyskens
Investor Relations	Communications
(616) 698-4734	(616) 247-2747

Steelcase reports second quarter earnings per share of $0.23 on revenue growth of 9%
-International revenue up 34% over the prior year-

GRAND RAPIDS, Michigan, September 29, 2008 (PRNewswire-FirstCall) — Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $901.8 million and net income of $31.4 million, or $0.23 per share, ahead of company estimates.

Reported revenue represented an increase of 9.3 percent compared to $825.2 million in the prior year quarter. Second quarter revenue included a $22.3 million benefit from currency translation effects and a $(4.4) million unfavorable impact from net dispositions as compared to the prior year. The International segment reported 34.0 percent revenue growth driven by currency impacts and strength in Germany, China, the UK, Angola, Mexico and India. North America reported revenue growth of 2.1 percent, which included a $(14.0) million unfavorable impact related to net dispositions versus prior year.

Net income of $31.4 million, or $0.23 per share, for the second quarter of fiscal 2009, compared to $37.7 million, or $0.26 per share, in the same quarter of the prior year. Included in the current quarter results were net restructuring costs totaling $(5.9) million after-tax, which compared to net restructuring credits totaling $1.1 million after-tax in the prior year quarter.

“We are pleased with our better than expected performance this quarter and wish to recognize the efforts of our International team as they continue to strengthen our brand around the world ,” said James P. Hackett, president and CEO. “While a variety of markets are facing increased economic challenges, we continue to see evidence that our growth strategies are gaining traction and serving to further diversify our top line.”

Cost of sales increased 170 basis points over the prior year to 68.2 percent of revenue in the current quarter. Global commodity inflation was the largest contributor, increasing current quarter cost of sales consistent with the $15 to $20 million estimate provided last quarter. In addition, cost of sales continues to be negatively impacted by International business mix shifts and currency effects in the UK, and temporary inefficiencies related to restructuring actions in the Other category.

“We continue to face tremendous commodity cost inflation, which is expected to out-pace our recent pricing actions for another quarter or two,” said David C. Sylvester, vice president and CFO. “While certain commodity prices have retreated somewhat from their recent highs, they remain well above prior year levels, and the benefits of recent pricing actions, including list price adjustments in multiple markets and a commodity surcharge in North America, are just now beginning to be realized.”

Operating expenses of $231.7 million, or 25.7 percent of revenue, improved 130 basis points over the prior year driven largely by volume leverage and cost containment. The $8.9 million increase in absolute dollars was primarily driven by unfavorable currency translation effects as compared to the prior year.

Operating income of $46.0 million compared to $55.0 million in the prior year. Current quarter results included $(9.0) million of pre-tax restructuring costs while prior year results included $1.7 million of pre-tax restructuring credits. Operating income excluding restructuring items was 6.1 percent of revenue in the current quarter, compared with 6.5 percent in the prior year.

Other income, net decreased by $6.5 million largely due to lower interest income. In addition, the current quarter included non-operating gains of approximately $4.0 million which compares to $6.6 million in the prior year.

The effective tax rate of 31.7 percent in the quarter reflects favorable tax adjustments related to the disposal of a non-core business in the North America segment. The company continues to estimate its effective tax rate will approximate 35 percent for the full fiscal year.

Cash and short-term investments were $128.7 million, a decrease of $14.3 million from the first quarter, primarily driven by increased working capital needs related to the revenue growth in the quarter. During the quarter, the company repurchased shares under its share repurchase authorization at a total cost of $7.8 million and paid dividends of $20.2 million, or $0.15 per share.

Outlook

The company currently expects third quarter fiscal 2009 revenue to be within a range of $840 to $875 million, compared to $885.9 million in the prior year.

Steelcase expects to report earnings for the third quarter of fiscal 2009 between $0.16 and $0.21 per share, including restructuring costs of approximately $(6) million after-tax. The earnings estimate also includes increased commodity inflation, which is expected to increase cost of sales by $15 to $20 million compared to the prior year.

The company reported earnings of $0.22 per share in the third quarter of the prior year, including goodwill and intangible asset impairments, which after the reduction of related variable compensation expense and income taxes, reduced net income by $(11.3) million.

“These are unprecedented economic times,” concluded Mr. Hackett “We are keeping a close watch on unfolding events and constantly evaluating the potential impact to our company. We remain cautious, and prepared to take appropriate action if conditions warrant, but we are not losing focus on the execution of our strategies for growth and margin expansion.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 29, 2008	August 24, 2007	% Change	August 29, 2008	August 24, 2007	% Change

Revenue
North America (1)	$499.7	$489.2	2.1%	$930.4	$962.4	(3.3)%
International (2)	253.2	188.9	34.0%	506.0	384.8	31.5%
Other (3)	148.9	147.1	1.2%	281.1	286.4	(1.9)%
Consolidated Revenue	$901.8	$825.2	9.3%	$1,717.5	$1,633.6	5.1%

Operating Income
North America	$40.1	$49.5		$74.4	$83.9
International	12.9	5.9		25.3	19.0
Other	1.4	6.3		(2.8)	14.0
Corporate (4)	(8.4)	(6.7)		(14.1)	(13.6)
Consolidated Operating Income	$46.0	$55.0		$82.8	$103.3

Operating Income Percent	5.1%	6.7%		4.8%	6.3%

Business Segment Footnotes –
1) The North America segment consists of the Steelcase Group, Turnstone, Nurture by Steelcase and Financial Services (for fiscal 2009 only).
(2) The International segment includes all manufacturing and sales operations outside the U.S. and Canada.
(3) The Other category includes the Coalesse Group, PolyVision and IDEO subsidiaries (and Financial Services for fiscal 2008 only).
(4) Corporate expenses include the executive function and portions of shared services functions such as human resources, finance, legal, research and development and corporate facilities.

Webcast
Steelcase will discuss second quarter fiscal 2009 results and its business outlook on a conference call and webcast at 11:00 a.m. EDT today. Links to the webcast are available at www.steelcase.com/ir. Supporting presentation slides will be available on the company’s website prior to the conference call.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company’s earnings release are: second quarter and six months year-to-date gross profit, excluding restructuring items for the current and prior year in dollars and as a percentage of revenue, and second quarter and six months year-to-date operating income, excluding restructuring items, for the current and prior year in dollars and as a percentage of revenue, on a consolidated basis and for each business segment. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE:SCS) serves customers through a network of over 600 independent dealers and approximately 13,500 employees worldwide. Fiscal 2008 revenue was $3.4 billion. Learn more at www.steelcase.com.

Steelcase Inc.

	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29, 2008		August 24, 2007		August 29, 2008		August 24, 2007

Revenue	$901.8	100.0%	$825.2	100.0%	$1,717.5	100.0%	$1,633.6	100.0%
Cost of sales	615.1	68.2	549.1	66.5	1,159.7	67.5	1,091.7	66.8
Restructuring costs (benefits)	8.7	1.0	(1.7)	(0.2)	13.5	0.8	-	-
Gross profit	278.0	30.8	277.8	33.7	544.3	31.7	541.9	33.2
Operating expenses	231.7	25.7	222.8	27.0	458.8	26.7	438.6	26.9
Restructuring costs	0.3	-	-	-	2.7	0.2	-	-
Operating income	$46.0	5.1%	$55.0	6.7%	$82.8	4.8%	$103.3	6.3%

Gross profit, as reported	$278.0	30.8%	$277.8	33.7%	$544.3	31.7%	$541.9	33.2%
Restructuring costs (benefits)	8.7	1.0	(1.7)	(0.2)	13.5	0.8	-	-
Gross profit, excluding restructuring items	$286.7	31.8%	$276.1	33.5%	$557.8	32.5%	$541.9	33.2%

Operating income, as reported	$46.0	5.1%	$55.0	6.7%	$82.8	4.8%	$103.3	6.3%
Restructuring costs (benefits)	9.0	1.0	(1.7)	(0.2)	16.2	1.0	-	-
Operating income, excluding restructuring items	$55.0	6.1%	$53.3	6.5%	$99.0	5.8%	$103.3	6.3%

North America

	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29, 2008		August 24, 2007		August 29, 2008		August 24, 2007

Revenue	$499.7	100.0%	$489.2	100.0%	$930.4	100.0%	$962.4	100.0%
Cost of sales	344.0	68.8	328.0	67.0	632.2	68.0	653.6	67.9
Restructuring costs	5.1	1.1	-	-	7.9	0.8	1.7	0.2
Gross profit	150.6	30.1	161.2	33.0	290.3	31.2	307.1	31.9
Operating expenses	109.9	22.0	111.7	22.9	214.5	23.0	223.2	23.2
Restructuring costs	0.6	0.1	-	-	1.4	0.2	-	-
Operating income	$40.1	8.0%	$49.5	10.1%	$74.4	8.0%	$83.9	8.7%

Gross profit, as reported	$150.6	30.1%	$161.2	33.0%	$290.3	31.2%	$307.1	31.9%
Restructuring costs	5.1	1.1	-	-	7.9	0.8	1.7	0.2
Gross profit, excluding restructuring items	$155.7	31.2%	$161.2	33.0%	$298.2	32.0%	$308.8	32.1%

Operating income, as reported	$40.1	8.0%	$49.5	10.1%	$74.4	8.0%	$83.9	8.7%
Restructuring costs	5.7	1.2	-	-	9.3	1.0	1.7	0.2
Operating income, excluding restructuring items	$45.8	9.2%	$49.5	10.1%	$83.7	9.0%	$85.6	8.9%

International

	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29, 2008		August 24, 2007		August 29, 2008		August 24, 2007

Revenue	$253.2	100.0%	$188.9	100.0%	$506.0	100.0%	$384.8	100.0%
Cost of sales	174.4	68.9	127.7	67.6	344.7	68.1	256.2	66.6
Restructuring benefits	-	-	(1.6)	(0.8)	(0.4)	(0.1)	(1.6)	(0.4)
Gross profit	78.8	31.1	62.8	33.2	161.7	32.0	130.2	33.8
Operating expenses	65.9	26.0	56.9	30.1	135.7	26.9	111.2	28.9
Restructuring costs	-	-	-	-	0.7	0.1	-	-
Operating income	$12.9	5.1%	$5.9	3.1%	$25.3	5.0%	$19.0	4.9%

Gross profit, as reported	$78.8	31.1%	$62.8	33.2%	$161.7	32.0%	$130.2	33.8%
Restructuring benefits	-	-	(1.6)	(0.8)	(0.4)	(0.1)	(1.6)	(0.4)
Gross profit, excluding
restructuring items	$78.8	31.1%	$61.2	32.4%	$161.3	31.9%	$128.6	33.4%

Operating income, as reported	$12.9	5.1%	$5.9	3.1%	$25.3	5.0%	$19.0	4.9%
Restructuring (benefits) costs	-	-	(1.6)	(0.8)	0.3	-	(1.6)	(0.4)
Operating income, excluding
restructuring items	$12.9	5.1%	$4.3	2.3%	$25.6	5.0%	$17.4	4.5%

Other
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29, 2008		August 24, 2007		August 29, 2008		August 24, 2007
Revenue	$148.9	100.0%	$147.1	100.0%	$281.1	100.0%	$286.4	100.0%
Cost of sales	96.7	64.9	93.4	63.5	182.8	65.0	181.9	63.5
Restructuring costs (benefits)	3.6	2.5	(0.1)	(0.1)	6.0	2.2	(0.1)	-
Gross profit	48.6	32.6	53.8	36.6	92.3	32.8	104.6	36.5
Operating expenses	47.5	31.9	47.5	32.3	94.5	33.6	90.6	31.6
Restructuring (benefits) costs	(0.3)	(0.2)	-	-	0.6	0.2	-	-
Operating income (loss)	$1.4	0.9%	$6.3	4.3%	$(2.8)	(1.0)%	$14.0	4.9%

Gross profit, as reported	$48.6	32.6%	$53.8	36.6%	$92.3	32.8%	$104.6	36.5%
Restructuring costs (benefits)	3.6	2.5	(0.1)	(0.1)	6.0	2.2	(0.1)	-
Gross profit, excluding
restructuring items	$52.2	35.1%	$53.7	36.5%	$98.3	35.0%	$104.5	36.5%

Operating income (loss), as reported	$1.4	0.9%	$6.3	4.3%	$(2.8)	(1.0)%	$14.0	4.9%
Restructuring costs (benefits)	3.3	2.3	(0.1)	(0.1)	6.6	2.4	(0.1)	-
Operating income, excluding
restructuring items	$4.7	3.2%	$6.2	4.2%	$3.8	1.4%	$13.9	4.9%

Corporate	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 29, 2008	August 24, 2007	August 29, 2008	August 24, 2007
Operating expenses	$8.4	$6.7	$14.1	$13.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 29,	August 24,	August 29,	August 24,
	2008	2007	2008	2007

Revenue	$901.8	$825.2	$1,717.5	$1,633.6
Cost of sales	615.1	549.1	1,159.7	1,091.7
Restructuring costs (benefits)	8.7	(1.7)	13.5	-
Gross profit	278.0	277.8	544.3	541.9
Operating expenses	231.7	222.8	458.8	438.6
Restructuring costs	0.3	-	2.7	-
Operating income	46.0	55.0	82.8	103.3
Interest expense	(4.3)	(4.0)	(8.6)	(8.3)
Other income, net	4.3	10.8	5.8	18.2
Income before income taxes	46.0	61.8	80.0	113.2
Income tax expense	14.6	24.1	26.4	41.9
Net income	$31.4	$37.7	$53.6	$71.3

Basic and diluted per share data:
Basic earnings per share	$0.23	$0.26	$0.40	$0.50
Diluted earnings per share	$0.23	$0.26	$0.39	$0.49
Dividends declared and paid per common share	$0.15	$0.15	$0.30	$0.30
Weighted average shares outstanding - basic	134.4	143.2	135.3	144.3
Weighted average shares outstanding - diluted	134.8	144.3	135.7	145.5

CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	August 29,	February 29,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$70.8	$213.9
Short-term investments	57.9	50.1
Accounts receivable, net	430.8	397.0
Inventories	159.0	146.7
Other current assets	126.2	127.0
Total current assets	844.7	934.7

Property and equipment, net	482.6	478.4
Company-owned life insurance	211.6	210.6
Goodwill and other intangible assets, net	285.9	265.6
Other assets	195.6	235.1
Total assets	$2,020.4	$2,124.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233.5	$246.9
Short-term borrowings and current portion of long-term debt	6.6	8.2
Accrued expenses:
Employee compensation	148.9	181.3
Employee benefit plan obligations	26.3	39.0
Other	209.5	207.6
Total current liabilities	624.8	683.0

Long-term liabilities:
Long-term debt less current maturities	251.3	250.5
Employee benefit plan obligations	184.1	183.4
Other long-term liabilities	85.8	96.6
Total long-term liabilities	521.2	530.5
Total liabilities	1,146.0	1,213.5

Shareholders’ equity:
Common stock	66.3	114.7
Additional paid in capital	6.2	5.0
Accumulated other comprehensive income	15.1	17.4
Retained earnings	786.8	773.8
Total shareholders’ equity	874.4	910.9
Total liabilities and shareholders’ equity	$2,020.4	$2,124.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)
	Six Months Ended
	August 29,	August 24,
	2008	2007

OPERATING ACTIVITIES
Net income	$53.6	$71.3
Depreciation and amortization	45.3	44.7
Changes in operating assets and liabilities	(146.2)	(59.4)
Other, net	14.1	5.8

Net cash used in operating activities	(33.2)	62.4

INVESTING ACTIVITIES
Capital expenditures	(44.9)	(31.2)
Changes in investments, net	(0.9)	(35.7)
Proceeds from the disposal of fixed assets	4.0	14.8
Other, net	25.2	6.3

Net cash used in investing activities	(16.6)	(45.8)

FINANCING ACTIVITIES
Dividends paid	(40.5)	(43.7)
Common stock repurchases	(54.2)	(109.8)
Common stock issuances	0.3	10.5
Other, net	3.0	3.9

Net cash used in financing activities	(91.4)	(139.1)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	5.2

Net decrease in cash and cash equivalents	(143.1)	(117.3)
Cash and cash equivalents, beginning of period	213.9	527.2
Cash and cash equivalents, end of period	$70.8	$409.9